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                                                                     EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF

                           WORLDQUEST NETWORKS, INC.

                                   ARTICLE I

     1.01   The name of the corporation is: WORLDQUEST NETWORKS, INC.

                                   ARTICLE II

     2.01 The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     3.01 The purpose or purposes of the corporation to be conducted or promoted shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     4.01 The total number of shares of all classes of stock which the corporation shall have authority to issue is: Sixty Million (60,000,000); all of such shares shall have a par value of $0.01 per share, and Fifty Million (50,000,000) shares thereof shall be designated common stock (the "Common Stock") and Ten Million (10,000,000) shares thereof shall be designated preferred stock (the "Preferred Stock"). A statement of the designations and all the powers, preferences and rights, and the qualifications, limitations, or restrictions thereof, in respect of the Preferred Stock and the Common Stock is as follows:

     4.02   Preferred Stock:

     The Corporation's board of directors (the "Board") is hereby authorized, subject to limitations prescribed by law and to the provisions of this Article IV, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to applicable Delaware law, to establish from time to time the number of shares of Preferred Stock to be included in each such series, and to fix the designation, powers, preferences, and rights of the Preferred Stock of such series and the qualifications, limitations, or restrictions thereof. Without limiting the generality of the foregoing express grant of authority, the Board may fix and determine, by resolution or resolutions adopted at any time or from time to time:

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     (i)    The number of shares constituting each series of the Preferred Stock and the distinctive designation of that series;

     (ii) The dividend rate on the Preferred Stock of that series, whether dividends shall be cumulative, from which date or dates dividends shall be payable, and the relative rights of priority (if any) of payment of dividends on shares of that series;

     (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights, and whether class voting shall be limited or denied to the extent allowed by law;

     (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

     (v) Whether the Preferred Stock of that series shall be redeemable, and, if so, the terms and conditions of such redemption;

     (vi) The rights of the Preferred Stock of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights of priority (if any) of payment of shares of that series;

     (vii) Whether the Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series;

     (viii) Whether the Preferred Stock shall be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends, or the making of other distributions on and the purchase, redemption or any other acquisition by the corporation or any subsidiary of, any outstanding stock of the corporation; and

     (ix) Any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that series.

     Except where otherwise set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board.

     Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or

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classes shall have the status of authorized and unissued shares of Preferred
Stock and may be reissued as a part of the series of which they were originally a part of or may be classified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Stock and to any filing required by law.

     4.03   Common Stock:

     (i) Except as otherwise provided by law or this certificate of incorporation or by the resolution or resolutions of the Board providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

     (ii) Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

     (iii) Upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of each series of the Preferred Stock shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

     4.04   General Provision:

     No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter received, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in the Board's discretion the Board shall deem advisable. Cumulative voting is expressly denied.

                                   ARTICLE V

     5.01   The name and mailing address of each incorporator is as follows:

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                              Michael D. Parsons
                        Glast, Phillips & Murray, P.C.
                            2200 One Galleria Tower
                           13355 Noel Road, L.B. 48
                              Dallas, Texas 75240

                                   ARTICLE VI

     6.01   The corporation is to have perpetual existence.

                                  ARTICLE VII

     7.01 In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the Bylaws of the corporation.

                                  ARTICLE VIII

     8.01 B.Michael Adler shall serve as the initial Director of the corporation until the first annual meeting of stockholders or until his successor is elected and qualified. His mailing address is 16990 Dallas Parkway, Suite 220, Dallas, Texas 75248.

     8.02 Elections of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

     8.03 Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the corporation.

                                   ARTICLE IX

     9.01 The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X

     10.01 A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the General Corporation Law of the

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State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

     10.02 The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly have hereunto set his hands this 30th day of June, 1999.

                                    /S/ MICHAEL D. PARSONS
                                    ____________________________________________
                                    MICHAEL D. PARSONS

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